   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1999
                                                     REGISTRATION NO. 333-88199
===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                POPMAIL.COM, INC.
             (Exact name of registrant as specified in its charter)

         MINNESOTA                                            31-1487885
 (State or other jurisdiction                               (I.R.S. employer
of incorporation or organization)                        identification number)

                        4801 West 81st Street, Suite 112
                              Bloomington, MN 55437
                                 (612) 837-9917
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Stephen D. King
                      Chairman and Chief Executive Officer
                                PopMail.com, inc.
                        4801 West 81st Street, Suite 112
                              Bloomington, MN 55437
                                 (612) 837-9917
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                             William M. Mower, Esq.
                             Douglas T. Holod, Esq.
                       Maslon Edelman Borman & Brand, LLP
                               3300 Norwest Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200


     Approximate date of the commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                           PROPOSED
                                                                           MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE                     AGGREGATE                  AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED                    OFFERING PRICE            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (1)(2)          640,000                     $  480,000.00                 $133.44
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (2)(3)          200,000                     $  388,000.00                 $107.86
===========================================================================================================================
Common Stock, $.01 par value (3)             196,942                     $  382,067.48                 $106.21
===========================================================================================================================
TOTAL                                      1,036,942                     $1,250,067.48                 $347.52
===========================================================================================================================

(1) Fee calculated pursuant to Rule 457(o) using the actual consideration received, or to be received, by the Registrant.
(2) Issuable upon exercise of certain Warrants.
(3) Fee calculated pursuant to Rule 457(c), based on the average high and low sales price on October 13, 1999.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION; DATED OCTOBER 20, 1999


PROSPECTUS


                                POPMAIL.COM, INC.


                               3,065,049 SHARES OF
                                  COMMON STOCK



     This prospectus relates to a maximum of 3,065,049 shares of common stock of PopMail.com, inc. issuable upon the conversion of Series D 8% Convertible Preferred Stock (the "Series D Preferred Shares"), certain shares of common stock issuable in lieu of payment of dividends and exercise of warrants granted to the selling shareholders listed on page 13 of this prospectus. The total proceeds to us from the exercise of the warrants issued in connection with the sale of the Series D Preferred Shares (the "Series D Warrants"), if the Series D Warrants are exercised in full, would be a maximum of $1,350,000. We will receive no proceeds from the sale of the common stock by selling shareholders.



     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "POPM." On October 14, 1999, the last sale price for the Common Stock as reported on the Nasdaq SmallCap Market was $1.9688.


     The shares offered by this prospectus involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY POPMAIL WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                 The date of this Prospectus is _________, 1999.

                                      TABLE OF CONTENTS


         PROSPECTUS SUMMARY....................................................3

         RISK FACTORS..........................................................5

         USE OF PROCEEDS......................................................13

         SELLING SHAREHOLDERS.................................................13

         PLAN OF DISTRIBUTION.................................................14

         WHERE YOU CAN FIND MORE INFORMATION..................................15

         NOTE REGARDING FORWARD-LOOKING STATEMENTS............................16

         LEGAL MATTERS........................................................17

         EXPERTS..............................................................17

         DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......................17



          No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

     As used in this prospectus, the terms "Company","we", "us" and "our" refer to PopMail.com,inc.and its consolidated subsidiaries.

THE COMPANY

     PopMail.com, inc. (f/k/a Cafe Odyssey, Inc.) consists of two divisions, the restaurant division and the e-mail services division.

     The restaurant division develops, owns and operates restaurants with multiple themed dining rooms designed to appeal to the upscale casual dining market. We have a Cafe Odyssey restaurant at the Mall of America in Bloomington, Minnesota, a suburb of Minneapolis, which opened in June 1998, and a second Cafe Odyssey restaurant in the Denver Pavilions, an urban retail/entertainment complex in Denver, Colorado which opened on March 15, 1999. Our first restaurant, in the Kenwood Shopping Center in Cincinnati, Ohio, which operated under the name "Hotel Discovery," opened in December 1996. We have recently entered into a Letter of Intent to sell this restaurant and, accordingly, ceased operations pending completion of this sale.

     The email services division of PopMail.com, inc. is a leading provider of email service to radio stations and their listeners. It combines the power of the Internet with the most successful affinity-building, mass-medium ever created: radio. By providing radio stations with an attractive email service offered to listeners free of charge, PopMail leverages radio's proven ability to engage audiences and attract advertisers. The company holds exclusive relationships with more than 500 radio stations reaching 100 million listeners each week.

     On September 1, 1999, we completed the merger with popmail.com, inc., a Delaware corporation ("Old Popmail"). Through partnerships with radio stations nationwide, Old Popmail was a leading email provider to radio stations. We entered into a definitive merger agreement with Old Popmail on June 1, 1999, and the transaction closed into escrow on June 25, 1999. The shareholders of Cafe Odyssey, Inc. approved the merger on August 19, 1999. Subsequent to the merger, Cafe Odyssey, Inc. changed its name to PopMail.com, inc.

     We began operations as Hotel Mexico, Inc., which was incorporated in Ohio in January 1994. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership was formed in June 1995 to own and operate the Kenwood Unit. Hotel Mexico's operations and the net assets of the Kenwood Restaurant Limited Partnership were combined in November 1996, and in August 1997 Hotel Mexico was reorganized as Hotel Discovery, Inc., a Minnesota corporation. On May 21, 1998, the Company's Board of Directors and shareholders approved a change in its corporate name from Hotel Discovery, Inc. to Cafe Odyssey, Inc.

     Our executive offices are located at 4801 West 81st Street, Suite 112, Bloomington, Minnesota 55437 and its telephone number is (612) 837-9917.

RECENT DEVELOPMENTS





     On October 13, 1999, we entered into a Common Stock Subscription Agreement to acquire approximately 1.5% of the outstanding shares of Internet Community Concepts ("ICC"), a company providing Web content, e-commerce and advertising to nearly 350 radio stations. This agreement will give the Company a strategic alliance with ICC.



     On October 20, 1999, we executed an Asset Purchase Agreement by and between the Company and Werthgreen, LLC, an Ohio limited liability company, with respect to the sale of the Hotel Discovery Restaurant in Cincinnati, Ohio. Completion of the sale is subject to approval of the landlord and the mortgagor.

We have entered into an agreement, effective July 19, 1999, to purchase substantially all of the assets of ROI Interactive, LLC, a "permission marketing" email communications company which concentrates on the needs of its media, sports, and entertainment customers. The purchase price is valued at approximately $5,000,000 and is payable by delivery of our common stock. The closing of this transaction is subject to satisfaction of certain conditions.


THE OFFERING

         Common stock offered (1)   ............................3,065,049 shares

         Common stock outstanding
           before the offering (2).............................10,303,393 shares

         Common stock outstanding
            after the offering (2).............................13,368,442 shares

         Nasdaq SmallCap Market symbol.........................POPM


(1) Represents the maximum number of shares that can be issued under the Securities Purchase Agreement upon conversion of the Series D Preferred Shares, payment of dividends in connection with the Series D Preferred Shares and shares issuable upon exercise of certain Warrants.

(2) Does not include shares of Common Stock that are (a) reserved for issuance upon conversion of outstanding Series C 8% Convertible Preferred Stock (the "Series C Preferred Shares"); (b) reserved for issuance upon conversion of the Series B Convertible Preferred Stock;
         (c) issuable upon exercise of the Class A Warrants issued as part of our initial public offering; (d) issuable upon exercise of certain other warrants; (e) reserved for issuance under various stock option agreements, including those issued under the 1997 Stock Option and Compensation Plan, 1998 Director Stock Option Plan and those issued to certain directors.

                                  RISK FACTORS

     An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

     WE HAVE INCURRED LOSSES TO DATE AND IF OUR SALES DO NOT IMPROVE, WE WILL NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.

     We incurred net losses of approximately $6.7 million in 1998 and $4.0 million in 1997 and had a working capital deficit of approximately $6.7 million as of April 4, 1999. Our ability to continue our present operations and successfully implement our expansion plans is contingent upon our ability to increase our revenues which are presently limited to income from our three existing restaurants. Without additional financing, cash generated from our current operations may not be adequate to fund operations and make mortgage payments in 1999. There can be no assurances that additional financing to fund current operations and expansion will be available on terms acceptable or favorable to us. In addition, our independent auditors have expressed a "going concern" qualification to their audit of our financial statements for the year ended January 3, 1999.

     THERE IS SIGNIFICANT POTENTIAL FOR DILUTION OF INVESTORS INTERESTS DUE TO THE E-MAIL-RELATED ACQUISITIONS OR THE CONVERSION OF PREFERRED SHARES INTO SHARES OF THE COMPANY'S COMMON STOCK.

     If the acquisition of ROI Interactive, LLC is completed, the Company's current shareholders could experience significant ownership dilution. Furthermore, this new business could require additional financing which could dilute shareholdings further.


     In May 1999, we separately issued to an investor 2,000 shares of Series A 8% Convertible Preferred Stock (the "Series A Preferred Shares") which are convertible into shares of common stock at a conversion price of 65% of the market price of our common stock and a warrant to acquire 300,000 shares of common stock at an exercise price of $3.00 per share. As of September 22, 1999, 1,015,999 shares of common stock have been issued upon the conversion of 2,000 Series A Preferred Shares, leaving no shares of Series A Preferred Shares outstanding.


     In July 1999, we also issued 2,000 shares of Series C Preferred Shares which are also convertible into shares of common stock at a conversion price of 65% of the market price of our common stock and a warrant to acquire 300,000 shares of common stock at an exercise price of $3.00 per share (the "Series C Warrant"). As with the Series A Preferred Shares, a decline in the stock price of common stock could result in considerable dilution to investors if the holder of the Series C Preferred Shares converts. No more than 1,453,818 shares of common stock, including those already issued, may be issued in connection with the conversion of Series C Preferred Shares and payments of dividends. As of September 22, 1999, 62,528 shares of common stock have been issued upon the conversion of 175 Series C Preferred Shares, leaving 1,825 shares of Series C Preferred Shares outstanding.


     Additionally, we were required to issue to LegacyMaker, Inc. securities with substantially identical terms as any options, warrants or other securities exchangeable for or convertible into common stock that were issued by us after May 3, 1999 and before September 1, 1999 upon payment by LegacyMaker of the same consideration paid by the purchaser of any such options, warrants or other securities, the effect of which, if issued and exercised, would be additional ownership dilution.

     OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

     Although our common stock is currently listed on the Nasdaq SmallCap Market, we cannot guarantee that an active public market for our common stock will continue to exist. During most of December 1998 and into April 1999, our common stock failed to maintain the minimum bid price criteria of $1.00 per share as is required in order to trade on the Nasdaq SmallCap Market. In addition, we have responded to various inquirers of NASDAQ expressing concern over various matters, including but not limited to the "going concern" qualification expressed by our independent auditors. Accordingly, our securities may be delisted from the Nasdaq SmallCap Market. Additional factors giving rise to such delisting could include, but might not be limited to (1) a reduction of our net tangible assets to below $2,000,000, (2) a reduction to one active market maker, (3) a reduction in the market value of the public float in our securities to less than $1,000,000, or (4) the discretion of the Nasdaq SmallCap Market.

     In the event our securities are delisted from the Nasdaq SmallCap Market, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of PopMail.com, inc. by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

     THERE IS THE RISK THAT DUE TO THE LIMITATIONS PLACED ON THE CONVERSION OF THE PREFERRED SHARES, THE PREFERRED SHAREHOLDER'S INVESTMENT MAY NOT BE CONVERTED INTO COMMON STOCK AND WOULD HAVE TO BE REDEEMED IN CASH.

     The total number of shares of Common Stock (1) issuable upon conversion of the Series D Preferred Stock, (2) as a dividend on the Series D Preferred Shares, and (3) upon exercise of the Warrant cannot exceed 20% of the number of shares of Common Stock of the Company issued and outstanding on September 1, 1999. In the event the holders of Preferred Shares are unable to convert shares of Preferred Shares into common stock because these limitations have been reached, the Company would be required to redeem the Preferred Shares in cash at 135% of the stated value plus any accrued and unpaid dividends. It is possible that in such case the Company may not possess sufficient cash and cash equivalents necessary to redeem the Preferred Shares in cash. A similar but separate risk exists with the Company's Series C Preferred Shares.

     WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

     Our plan of business development and our day-to-day operations rely heavily on the experience of James Anderson, our Chairman of the Board, Stephen D. King, our Chief Executive Officer, Ronald K. Fuller, our President and Chief Operating Officer, and Thomas W. Orr, our Chief Financial Officer. The loss of any of them could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock.

     WE MAY BE UNABLE TO HIRE QUALIFIED EMPLOYEES TO HELP IMPLEMENT AND MANAGE OUR EXPANSION PLANS, WHICH INABILITY COULD BE DETRIMENTAL TO THE VALUE OF YOUR INVESTMENT.

     Our success will depend in large part upon our ability to supplement our existing management team. We will need to hire additional corporate level and management employees to help implement and operate our plans for expansion of our Internet and restaurant divisions. Any inability or delay in obtaining additional key employees could have a material adverse effect on our expansion plans and, consequently, the market value of our stock.

     DUE TO OUR LIMITED OPERATING HISTORY, YOU MAY FIND IT DIFFICULT YOU TO ASSESS OUR ABILITY TO OPERATE PROFITABLY.

     We have only been operating our Kenwood restaurant since December 1996, our Mall of America restaurant since June 1998, and our Denver restaurant since March 1999. In addition, Old Popmail was founded in December 1997, and is considered to be in the developmental stage. Therefore, in addition to the other risks included in this prospectus, we face the added risks, expenses and difficulties related to developing and operating a new business enterprise. Given our lack of significant operating history, investors may have difficulty assessing the many factors which will determine our ability to generate future profits.

     OUR CHAIRMAN OF THE BOARD AND PRINCIPAL EXECUTIVE OFFICER CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND MAY INFLUENCE OUR AFFAIRS.

     As of September 27, 1999, Stephen D. King, our Chief Executive Officer, controlled approximately 14.1% of our outstanding common stock. Accordingly, Mr. King has the ability to substantially influence the election of members of the Board of Directors and influence significantly the approval of corporate transactions and other matters requiring shareholder approval. Unless and until Mr. King substantially decreases his percentage ownership in our common stock, he will continue to have significant influence over our affairs.


     James Anderson was elected to the Board of Directors as Chairman, as a condition of the merger with popmail.com, inc. on September 1, 1999. Pursuant to a Schedule 13D filed with the Securities and Exchange Commission on September 13, 1999, Mr. Anderson indirectly or directly controlled approximately 58.9% of our outstanding common stock. Accordingly, he has the ability to determine the election of members of the Board of Directors and determine the approval of corporate transactions and other matters requiring shareholder approval. Unless and until Mr. Anderson substantially decreases his percentage ownership in our common stock, he will continue to have significant influence over our affairs.


     THERE IS A RISK THAT THE VALUE OF OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.


     We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we have filed trademark applications with the United States Patent and Trademark Office to register both the "Cafe Odyssey" and "PopMail" marks and designs. However, the actions we have taken to establish and protect our trademarks and other proprietary rights may be inadequate to prevent others from imitating our products or claiming violations of their trademarks and proprietary rights by us. For instance, we may not be granted trademark registration for any or all of the proposed uses in our applications. Even if our marks are granted registration, we may still be unable to protect such marks against prior users in areas where we conduct or will conduct operations. We may also be unable to prevent competitors from using the same or similar marks, concepts or appearance.


     WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

     To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

     PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.


     Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series or preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. We currently have 10,303,393 shares of common stock, 2,000 shares of Series C 8% Convertible Preferred Stock and 2,200 shares of Series D 8% Convertible Preferred Stock outstanding. As of September 27, 1999, a further 24,233,782 shares of common stock have been reserved as follows:




     - approximately 8,635,910 shares issuable upon conversion of the Series B Convertible Preferred Stock

     - a maximum of 1,488,583 shares issuable upon exercise of the Series C Preferred Shares, and as payment of dividends upon the Series C Preferred Shares;

     - a maximum of 1,578,107 shares issuable upon exercise of the Series D Preferred Shares, and as payment of dividends upon the Series D Preferred Shares;

     - 2,600,000 shares issuable upon the exercise of the Class A Warrants issued as part of our initial public offering and the partial exercise of the underwriter's over-allotment;

     -        8,372,848 shares issuable upon the exercise of warrants;

     - 1,250,000 shares reserved for issuance under our 1997 Stock Option and Compensation Plan, of which options relating to 911,633 shares are currently outstanding,

     - 250,000 shares for issuance under our 1998 Director Stock Option Plan, of which options relating to 90,000 shares are currently outstanding, and

     - 58,334 shares issuable upon exercise of certain directors' stock options.

     The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights granted to holders of the Units issued in our initial public offering. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

     MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

     Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving PopMail.com, inc. or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

     THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

     As permitted by Minnesota law, our Amended and Restated Articles of Incorporation provide that members of our Board of Directors are not be personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

                              RESTAURANT DIVISION

     OUR RESTAURANT OPERATIONS OR CONTEMPLATED EXPANSION MAY PROVE UNSUCCESSFUL, EITHER OF WHICH COULD RESULT IN CONTINUED UNPROFITABILITY AND CAUSE OUR STOCK PRICE TO FALL.

     To date, we have not generated a profit. Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitably. In fact, our management anticipates that net losses will continue for the foreseeable future. Even if we succeed in expanding our operations as contemplated, we cannot assure a successful transition to higher volume operations. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our expansion is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.

     POOR OPERATING RESULTS AT ANY OF OUR RESTAURANTS OR A DELAY IN THE PLANNED OPENING OF NEW RESTAURANTS, COULD ADVERSELY AFFECT OUR PROFITABILITY AS A WHOLE.

     We currently operate only three restaurants. Accordingly, poor operating results at any one restaurant would materially affect the profitability and cash flow of our operations as a whole. To a substantial extent, our ability to increase the number of restaurants we operate and our choice of locations for such restaurants will determine whether we will experience future growth in our revenues and profits. However, the significant financial investment associated with opening our restaurants may create substantial fluctuations in our operating results. Due to the significance of such investments, the risk we face in opening any one of our restaurants is much larger than that associated with most other restaurant companies' venues. Consequently, a delay in any planned restaurant opening could materially affect the profitability and cash flow of our operations as a whole.

     THEME RESTAURANTS MAY EXPERIENCE SOME DECLINE IN SAME STORE SALES.

     Same store sales (sales for restaurants that have been open at least one year) is one measure of operating results used by stock analysts to analyze a publicly traded retail and restaurant businesses. Theme restaurants frequently see a decline in same store sales from the first year to the subsequent year. In addition to negatively impacting the Company's revenues, declining same store sales has had a negative impact on the publicly traded theme restaurant's stock price and resulted in stock price volatility.

     OUR ABILITY, OR INABILITY, TO RESPOND TO VARIOUS COMPETITIVE FACTORS AFFECTING THE RESTAURANT MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     The restaurant industry is highly competitive and is affected by changes in consumer preferences, as well as by national, regional and local economic conditions, and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, will also directly affect the performance of our restaurants. Changes in any of these factors in the markets where we currently operate our restaurants could adversely affect the results of our operations. Furthermore, the restaurant industry in general is highly competitive based on the type, quality and selection of the food offered, price, service, location and other factors and, as a result, has a high failure rate. The themed restaurant industry is relatively young, is particularly dependent on tourism and has seen the emergence of a number of new competitors. We compete with numerous well-established competitors, including national, regional and local restaurant chains, many of which have greater financial, marketing, personnel and other resources and longer operating histories than us. As a result, we may be unable to respond to the various competitive factors affecting the restaurant industry.

     WE HAVE ENTERED INTO NON-CANCELABLE LEASES UNDER WHICH WE ARE OBLIGATED TO MAKE PAYMENTS FOR TERMS OF 12 TO 15 YEARS.

     We have entered into long-term leases relating to the Kenwood, Mall of America and Denver restaurants. These leases are non-cancelable by us (except in limited circumstances) and range in term from 12 to 15 years. We will likely be required to enter into similar long-term, non-cancelable leases for any future restaurants we develop. If we decide to close any of our existing restaurants or any other future restaurant, we may nonetheless be committed to perform our obligations under the applicable lease, which would include, among other things, payment of the applicable base rent for the balance of the respective lease term. Such continued obligations increase our chances of closing a restaurant without receiving an adequate return on our investment.

     UNPREDICTABLE RISKS ASSOCIATED WITH THE CONSTRUCTION OF ADDITIONAL RESTAURANTS COULD RESULT IN DELAYS AND COST OVERRUNS IN THE CONTEMPLATED EXPANSION OF OUR OPERATIONS.

     As with all construction projects, we face many risks related to the opening of additional restaurants, any of which could result in delays and cost overruns which would negatively impact the success of any restaurant openings. Such risks may include:

     - shortages of materials or skilled labor;
     - unforeseen environmental, engineering or geological problems;
     - work stoppages;
     - weather interference;
     - floods;
     - difficulties with regulatory agencies; and
     - unanticipated cost increases.

     IN ORDER TO FINANCE THE FUTURE DEVELOPMENT OF ADDITIONAL RESTAURANTS OR THE ACQUISITIONS, WE MAY BE REQUIRED TO RAISE ADDITIONAL FUNDS BY ISSUING SECURITIES ON TERMS WHICH WOULD DILUTE YOUR INTERESTS IN POPMAIL.

     The cost of developing our restaurants has ranged from $4.5 to $5.1 million per unit. We may be unable to develop future restaurants at similar costs. In order to fund the Company's future development, and the development of internet-related businesses, we may need to obtain financing through an additional offering of our equity securities or by incurring indebtedness. If we do need additional funds, such funds may not be available on terms acceptable to us or our shareholders. Furthermore, future investors may seek and obtain, and we may be required to offer, investment terms which are substantially better than those granted to existing investors. The issuance of securities on such terms would dilute the interests of existing shareholders.

     AMONG OTHER ECONOMIC FACTORS OVER WHICH WE HAVE NO CONTROL, THE SUCCESS OF OUR RESTAURANTS WILL DEPEND ON CONSUMER PREFERENCES AND THE PREVAILING LEVEL OF DISCRETIONARY CONSUMER SPENDING.

     Our success, and consequently any investment in our common stock, depends to a significant degree on a number of economic conditions over which we have no control, including:


     -   discretionary consumer spending

     - the overall success of the malls, entertainment centers and other venues where Cafe Odyssey restaurants are or will be located

     -   economic conditions affecting disposable consumer income

     - the continued popularity of themed restaurants in general and the Cafe Odyssey concept in particular

     Furthermore, most themed restaurants are especially susceptible to shifts in consumer preferences because they open at or near capacity and frequently respond to such shifts by experiencing a decline in revenue growth or of actual revenues. An adverse change in any or all of these conditions would have a negative effect on our operations and the market value of our common stock.

     OUR RESTAURANT DIVISION IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

     The restaurant industry, and to a lesser extent, the retail merchandising industry, are subject to numerous federal, state, and local government regulations, including those relating to:

     -    the preparation and sale of food

     -    building and zoning requirements

     -    environmental protections

     -    minimum wage requirements

     -    overtime

     -    working and safety conditions

     -    the sale of alcoholic beverages

     -    sanitation

     -    relationships with employees

     -    unemployment

     -    workers compensation

     -    citizenship requirements

     Any change in the current status of such regulations, including an increase in employee benefits costs, workers' compensation insurance rates, or other costs associated with employees, could substantially increase our compliance and labor costs. Because we pay many of our restaurant-level personnel rates based on either the federal or the state minimum wage, increases in the minimum wage would lead to increased labor costs. In addition, our operating results would be adversely affected in the event we fail to maintain our food and liquor licenses. Furthermore, restaurant operating costs are affected by increases in unemployment tax rates, sales taxes and similar costs over which we have no control.

     We may also be subject in certain states to "dram-shop" statutes, which provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.


                               INTERNET DIVISION


     WE MAY BE ENTERING INTO A NEW BUSINESS VENTURE IN AN EVOLVING INDUSTRY IN WHICH WE HAVE NO EXPERIENCE.


     The email business adds a significantly different business to our business operations. We and our present management also have no experience with the business of providing email services. Furthermore, the internet industry is rapidly evolving, extremely competitive, and the market place for internet-related shares has been very volatile.


     IN LIGHT OF THE CONSOLIDATION OF THE RADIO INDUSTRY, THE LOSS OF ANY SIGNIFICANT AFFILIATE CONTRACTS WOULD NEGATIVELY IMPACT POPMAIL'S OPERATIONS.

     The last few years have brought substantial concentration of power among a few players in the radio industry. Consequently, significant portions of the industry are controlled by a relatively few organizations. Popmail already has affiliation contracts in place with 2 of the 5 largest organizations and is in negotiations with the remaining players. In light of such consolidation, however, the loss of any of these significant affiliation contracts or the inability of Popmail to enter into contracts with other radio industry entities would negatively impact Popmail's operations.


   OUR E-MAIL BASED PRODUCTS ARE DEPENDENT UPON THE INTERNET.


   The success of our services and products will depend in large part upon the continued development and expansion of the Internet. The Internet has experienced, and is expected to continue to experience, significant, geometric growth in the number of users and the amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those we offer. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, results of operations, and financial condition will be materially adversely effected.

     INTERNET STOCKS ARE SUBJECT TO MARKET VOLATILITY.


     The stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These fluctuations may adversely affect our stock price.

     If Internet usage does not continue to grow or its infrastructure fails, our business will suffer. If the Internet does not gain increased acceptance for business-to-business electronic commerce, our business will not grow or become profitable. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.


     OUR CONTEMPLATED TRANSACTION WITH ROI INTERACTIVE, LLC MAY NOT COME TO FRUITION.



     We have executed definitive documents in connection with our contemplated transactions with ROI Interactive, LLC. However, we can give no assurance that the transaction with ROI Interactive, LLC will come to fruition.


     INCREASED COMPETITION RESULTING FROM AN INCREASE IN THE NUMBER OF FREE EMAIL PROVIDERS THAT TARGETS THE RADIO INDUSTRY MAY HAVE AN ADVERSE EFFECT ON POPMAIL'S FUTURE BUSINESS OPERATIONS.

     Currently there are hundreds of free email providers, but Popmail management believes that it is currently the only email provider that solely targets the radio industry. To the extent Popmail is successful within the radio industry, we anticipate others will attempt to compete in the radio segment. Increased competition due to a greater number of free email providers targeting the radio industry may have an adverse affect on Popmail's future business operations.


         WE MAY FACE INCREASING COMPETITION FOR RADIO STATION CUSTOMERS
                           AND INTERNET ADVERTISERS.


     As a provider of free email, Popmail competes with numerous other email providers many of which have more capital than Popmail. The principal competitors in the private-label email service business are: CommTouch, WhoWhere, MailChek, iName, and OnMedia. Of these providers, to the knowledge of Popmail management, only MailChek and OnMedia have any radio station customers. Popmail views its greatest competitive threat to its ability to establish relationships with radio stations as the potential availability of software that may duplicate many of the features in the Popmail email system.

     In addition, Popmail faces increasing competition for internet advertisers.

     THERE IS A RISK THAT GOVERNMENT REGULATION OF THE INTERNET COULD BECOME MORE EXTENSIVE.

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics, and quality of products and service. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent, or patently offensive communications on the Internet. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products, and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel, and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation could have a material adverse effect on our business, results of operations, and financial condition.

                                 USE OF PROCEEDS


     The Company received gross proceeds of $2,200,000 (and net proceeds of approximately $1,960,000) from the sale of the Series D Preferred Shares. These net proceeds were used to fund a portion of our obligations in connection with the merger with Old Popmail. The gross proceeds to the Company from the exercise of the warrants, if the warrants are exercised in full, would be a maximum of $1,350,000. The proceeds from the exercise of the warrants, if any, are intended to be used for working capital purposes. The Company will not receive any proceeds from the sale of the common stock by the selling shareholders.


                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares of the common stock owned by the selling shareholders as of September 22, 1999 and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the warrants may be offered from time to time by the selling shareholders.


                                            Shares            Percentage            Number of            Percentage
                                         Beneficially         Beneficial        Shares Offered by        Beneficial
                                         owned before          Ownership             Selling           Ownership After
Name                                       Offering         Before Offering        Shareholder            Offering
-------------------                        --------         ---------------       -------------          ---------
The Shaar Fund, Ltd.                         3,909,432(1)       31.0%             1,878,107(2)            18.6%
Progressive Group                              450,000(3)        3.8%               150,000                2.5%
Andrew Green                                   400,000(4)        3.7%               400,000                   *
Paul Martin                                    348,160(5)        3.3%               100,000                1.8%
Jeffrey P. Stebbins                            150,000(3)        1.4%               150,000                   *
Internet Community                             120,000(6)        1.2%               120,000                   *
    Concepts, Inc. ("ICC")
Mark Kroeger                                   115,000(6)        1.1%               100,000                   *
Cunningham Construction Group Services, LLC     66,187(7)           *                66,187                   *
Frank W. Terrizzi                               50,000(3)           *                50,000                   *
Greg C. Mosher                                  40,000(4)           *                40,000                   *
Multi Media Productions (USA), Inc.             10,755              *                10,755                   *
------------
*Less than 1%.



(1) Includes a maximum of 1,578,107 shares issuable upon conversion of the Series D Preferred Shares and upon payment of dividends in connection with the Series D Preferred Shares. Also includes (i) a maximum of 1,426,055 shares remaining to be issued upon conversion of the Series C Preferred Shares and upon payment of dividends in connection with the Series C Preferred Shares and (ii) 900,000 shares issuable upon the exercise of warrants. (See below for full description.)

(2) Represents the maximum number of shares to be issued pursuant to the Securities Purchase Agreement by and between the Company and The Shaar Fund, Ltd. dated August 31, 1999. Includes shares issuable upon conversion of the Series D Preferred Shares, shares issuable upon payment of dividends in connection with the Series D Preferred Shares, and 300,000 shares issuable upon exercise of warrants. Does not include shares issuable upon conversion of Series C Preferred Shares.
(3)  Represents shares issuable upon exercise of warrants.




(4) In connection with guaranties made by Andrew Green and Greg C. Mosher with respect to financing provided by Provident Bank, such individuals were issued Warrants to purchase the Company's Common Stock at an exercise price of $.75 per share.



(5) Represents shares issuable upon conversion of Series B. (See below for full description.)




(6) Shares issued to ICC as payment of the purchase price for approximately 1.5% of the outstanding shares of ICC.




(7) Shares issued as payment of a debt owed to Cunningham Construction Group Services, LLC



SERIES D


     On August 31, 1999, the Company issued 2,200 Series D Preferred Shares with a stated value of $1,000 per share in a private placement for total proceeds of $2,200,000 and net proceeds after expenses of approximately $2,150,000. In addition, the Company issued a warrant (the "Warrant") to the holder of Series D Preferred Shares to purchase 300,000 shares of the Company's common stock at $3.00 per share in connection with the private placement. The Warrant is exercisable for five years. In addition to a 10% placement fee and a 3% unallocable expense allowance, the placement agent received a warrant to acquire 150,000 shares of Common Stock at $3.00 per share.

     The annual dividend of 8% is cumulative and is payable quarterly in arrears either in cash or in registered shares of the Company's common stock. Each Series D Preferred Share is convertible into shares of the Company's common stock at a conversion price equal to 65% of the average closing bid price for the common stock five days prior to the conversion. The total number of shares of common stock issuable (1) upon conversion of the Preferred Stock, (2) as a dividend on the Series D Preferred Shares, and (3) upon exercise of the Warrant cannot exceed 1,878,107 shares (20% of the number of outstanding shares of common stock on August 31, 1999), unless the Company obtains shareholder approval as required by the Nasdaq SmallCap Market. In the event a holder of Series D Preferred Shares is unable to convert shares of Series D Preferred Shares into common stock because 1,878,107 shares have already been issued as described in the preceding sentence, the Company must redeem any unconverted Series D Preferred Shares presented for conversion for cash at a price equal to 125% of the stated value. The Company has the right to redeem the Series D Preferred Shares in cash at 135% of stated value plus accrued and unpaid dividends. All Series D Preferred Shares which is still outstanding on August 31, 2004 is mandatorily converted at the Conversion Price.

     The Company is not required to convert Series D Preferred Stock, whether upon request for conversion by the holder or upon the August 31, 2004 mandatory conversion date, if and to the extent that such holder would then own in excess of 5% of the Company's common stock. If, notwithstanding the foregoing, such holder is deemed by a court to be the beneficial owner of more than 5% of the Company's common stock, the Company is required to redeem for cash such number of shares of Series D Preferred Shares as will reduce such holder's ownership to not more than 5% at a redemption price equal to 125% of the stated value plus accrued and unpaid dividends. In the case of mandatory conversion, the Company may elect to pay a redemption price in cash equal to 135% of the stated value plus accrued and unpaid dividends or may extend the mandatory conversion date for one year.






SERIES B

     Pursuant to an Agreement and Plan of Merger dated as of June 1, 1999
(the "Agreement") by and between the Registrant, Stephen D. King (the Registrant's principal shareholder, Chairman and Chief Executive Officer), each of the shareholders of Popmail.com, Inc., a Delaware corporation
("Old Popmail"), and Cafe Odyssey Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Acquisition Sub"), Old Popmail merged with and into Acquisition Sub. Pursuant to the Agreement, the parties closed the merger transaction into escrow on June 30, 1999, at which time Old Popmail's shareholders delivered their Old Popmail stock certificates into escrow, and the Registrant delivered certificates for its Series B Convertible Preferred Stock (the "Series B") to be issued to the Old Popmail shareholders as consideration for the merger. The shares of Series B were issued upon consummation of the merger. The Series B is convertible in the aggregate into approximately 8,635,910, shares of the Registrant's common stock, subject to adjustment. The Registrant also issued a warrant to the Old Popmail shareholders (the "Warrant"). The Warrant is exercisable into 4,407,098 shares of the Registrant's Common Stock, subject to adjustment, representing the economic equivalent of all of the Company's options, warrants, and other securities convertible into, or exchangeable for, common stock which were outstanding on May 3, 1999. Also, as a condition of the merger, on the Effective Date a warrant exercisable into 900,000 shares (subject to adjustment) of the Registrant's Common Stock at $3.00 per share (subject to adjustment) was issued to Legacy Maker, Inc.







                              PLAN OF DISTRIBUTION


     Pursuant to the terms of the Series D Preferred Shares, we are registering the underlying common stock offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this paragraph, the term "selling shareholders" includes The Shaar Fund, Ltd., Progressive Group, and their respective donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. We have agreed to indemnify The Shaar Fund, Ltd. and Progressive Group and their officers, directors, employees and agents, and each person who controls any such selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each such selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     With respect to the remaining selling shareholders, we are registering the underlying common stock offered by this prospectus on behalf of the selling shareholders. Pursuant to certain piggyback registration rights, we agreed to file a registration statement under the Securities Act covering resale by the selling shareholders. As used in this paragraph, the term "selling shareholders" includes the selling shareholders listed above (other than The Shaar Fund, Ltd. and Progressive Group), and their donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.


     The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

MINNESOTA ANTI-TAKEOVER LAW

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires PopMail to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

(1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.

(2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like PopMail, file information electronically with the Commission.


     The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-88199). The following are specifically incorporated herein by reference:


     1.   Annual Report on Form 10-KSB for the fiscal year ended January 3,
          1999;

     2. Quarterly Reports on Form 10-QSB for the quarters ended April 4, 1999 and July 4, 1999;


     3. Current Reports on Form 8-K filed on July 23, 1999, September 16, 1999 and October 1, 1999; and


     4. The description of common stock included under the caption "Securities to be Registered" in the Company's registration statement on Form 8-A, File No. 0-23243, dated October 21, 1997, including any amendments or reports filed for the purpose of updating such description.

     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

          PopMail.com, inc.
          Attention: Thomas Orr, Chief Financial Officer
          4801 West 81st Street, Suite 112
          Bloomington, Minnesota 55437
          (612) 837-9917

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding PopMail.com, inc.'s business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

     Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.


                                    EXPERTS


     The consolidated financial statements of Cafe Odyssey, Inc. (d/b/a PopMail.com) as of January 3, 1999 and December 28, 1997 and for the years then ended incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.



     On September 30, 1999, the Company, with the approval of its Board of Directors, engaged Grant Thornton LLP as the independent public accountants for Cafe Odyssey (d/b/a PopMail.com). Prior to the engagement of Grant Thornton LLP, Arthur Andersen LLP had served as the principal independent public accountants for the Company. The report prepared by Arthur Andersen LLP as of January 3, 1999 and December 28, 1997 and for the years then ended contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty of audit scope or accounting principles. However, reference is made to said report which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements. In connection with the audits as of January 3, 1999 and through September 30, 1999, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreements in its reports.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

     To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                3,065,049 SHARES


                                POPMAIL.COM, INC.

                                  COMMON STOCK





                              ---------------------

                                   PROSPECTUS

                              ---------------------







                                  OCTOBER  , 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:



         SEC registration fee......................................       $1,542
         Nasdaq SmallCap Market additional listing fee.............        7,500
         Legal fees and expenses...................................       35,000
         Accounting fees and expenses..............................        5,000
         Miscellaneous.............................................          648
                                                                         -------
         Total                                                           $50,000
                                                                         =======



ITEM 15.             INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.          EXHIBITS.




    EXHIBIT       DESCRIPTION OF DOCUMENT
      5           Opinion of Maslon Edelman Borman & Brand, LLP*
     23.1         Consent of Arthur Andersen LLP
     23.2         Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5).*
     24           Power of Attorney (included on page II-3).

-------------------
*  Previously filed



ITEM 17.  UNDERTAKINGS.

(a)  Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomington, State of Minnesota, on October 15, 1999.


                                              PopMail.com, inc., Registrant

                                              By     s/ Stephen D. King
                                                   -----------------------------
                                                        Chief Executive Officer






     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                                        TITLE                                           DATE

 /s/ James L. Anderson                      Chairman of the Board                  October 15, 1999
---------------------------------------
James L. Anderson

 /s/ Stephen D. King                        Chief Executive Officer                October 15, 1999
---------------------------------------     (Principal Executive Officer)
Stephen D. King

 /s/ Ronald K. Fuller                       President, Chief Operating Officer     October 15, 1999
---------------------------------------     and Director
Ronald K. Fuller

              *                             Chief Financial Officer, Executive     October 15, 1999
---------------------------------------     Vice President and Director
Thomas W. Orr                               (Principal Financial Officer)

 /s/ Mark D. Dacko                          Controller and Secretary               October 15, 1999
---------------------------------------     (Principal Accounting Officer)
Mark D. Dacko
              *                             Director                               October 15, 1999
---------------------------------------
Michael L. Krienik

              *                             Director                               October 15, 1999
---------------------------------------
Jerry L. Ruyan


* by Stephen D. King as Attorney-in-fact

                                    EXHIBITS




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     23.1       Consent of Arthur Andersen LLP